Filed Pursuant to Rule 424(b)(3)
File Number 333-119428

PROSPECTUS SUPPLEMENT NO. 8

Prospectus Supplement dated April 6, 2005
to Prospectus declared
effective on November 23, 2004
(Registration No. 333-119428)
as supplemented by that Prospectus Supplement No. 1 dated November 23, 2004, that Prospectus Supplement No. 2 dated December 21, 2004,
that Prospectus Supplement No. 3 dated January 3, 2005,
that Prospectus Supplement No. 4 dated January 14, 2005,
that Prospectus Supplement No. 5 dated February 11, 2005
that Prospectus Supplement No. 6 dated February 14, 2005
and that Prospectus Supplement No. 7 dated March 2, 2005

ALLIANCE PHARMACEUTICAL CORP.

This Prospectus Supplement No. 8 supplements our Prospectus dated November 23, 2004 and the Prospectus Supplement No. 1 dated November 23, 2004, Prospectus Supplement No. 2 dated December 21, 2004, Prospectus Supplement No. 3 dated January 3, 2005, Prospectus Supplement No. 4 dated January 14, 2005, Prospectus Supplement No. 5 dated February 11, 2005, Prospectus Supplement No. 6 dated February 14, 2005 and Prospectus Supplement No. 7 dated March 2, 2005.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. You should read this Prospectus Supplement No. 8 together with the Prospectus and each prior Prospectus Supplement referenced above.

We have entered into a Memorandum of Understanding (“MOU”) with Beijing Double-Crane Pharmaceutical Co., Ltd. (“Double-Crane”) related to the development of Oxygent™ in The People’s Republic of China (“PRC”). Pursuant to the MOU, we intend to negotiate a final license agreement pursuant to which our subsidiary PFC Therapeutics, LLC will license Double-Crane the right to develop and commercialize Oxygent in the PRC. The parties contemplate that Double-Crane will make an upfront license fee payment and will be obligated to make milestone and royalty payments to us under certain circumstances. In addition, Double-Crane will be responsible for conducting clinical trials in the PRC necessary to receive marketing approval for Oxygent. We will have the right to use any data derived from these clinical trials in other territories. The parties have also agreed to discuss the possibility of manufacturing Oxygent in the PRC for distribution worldwide. We will negotiate exclusively with Double-Crane in good faith for the purpose of entering into a definitive license agreement with respect to the subject matter of the MOU by May 15, 2005.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol “ALLP.OB.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

        The date of this Prospectus Supplement is April 6, 2005